Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 9 to the Registration Statement on Form S-1 of our report dated March 3, 2010 relating to the consolidated financial statements of Tower Automotive, LLC. and subsidiaries (the “Company”), as of and for the years ended December 31, 2009 and 2008 and for the five-month period ended December 31, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the application of the purchase accounting method to account for the acquisition of Tower Automotive, Inc. and the change in the measurement date of the defined benefit plan assets and liabilities to coincide with the Company’s year end), and of Tower Automotive Inc., d/b/a TA Delaware for the seven-month period ended July 31, 2007, appearing in this Registration Statement, and to the reference to us under the heading “Experts” in such Registration Statement.

Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedule of the Company, listed in Item 16. This financial statement schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Detroit, Michigan

October 4, 2010